Exhibit 15.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-121231 and 333-175785) and on Form F-3 (No. 333-261442) of SuperCom Ltd. (the “Company”) of our report dated April 22, 2024 relating to the Company’s consolidated financial statements, which appears in this Form 20-F/A, except for the consolidated statements of operation and comprehensive loss, changes in stockholders’ equity, and cash flows for the year ended December 31, 2021, and the related notes for the year ended December 31, 2021, as to which the date of our report is August 14, 2024.

Tel Aviv, Israel	/s/ Yarel + Partners
August 14, 2024	Certified Public Accountants